Walker Street Associates
                                221 Warren Street
                                Hudson, NY 12534
                              www.walkerstreet.com


January 6, 2005

Kevin P. Brennan
XRG Inc.
601 Cleveland Street, Suite 820
Clearwater, FL 33755

Re:  Engagement for Consulting Services


Dear Mr. Brennan:

This letter of agreement (AGREEMENT) will serve to confirm our agreement with respect to the due diligence financial and operational review services Walker Street Associates (WSA), will perform for XRG Inc. (CLIENT), as well as the fees for our services, the method and timing of payments, and other terms and conditions of the engagement. WSA remains an independent subcontractor to CLIENT under this AGREEMENT.

         1.  The Consulting Services to be Provided

          WSA will provide the following services (SERVICES):

          a. review and have access to all financial statements and cash management of CLIENT, including but not limited to, historical, current and projected, as well as all books, records, bank account statements, banking records, of CLIENT and subsidiaries of CLIENT;

          b. make recommendations and supervise any reorganization of operations of CLIENT;

          WSA will have observational rights to all Board of Directors actions and meetings of CLIENT.

         2.  Term of Engagement

          This engagement shall commence on the date of this AGREEMENT. This AGREEMENT will continue for an unspecified term.

         3.  Fees  for SERVICES and Method of Payment

          CLIENT shall pay WSA an hourly fee of one hundred dollars ($100). CLIENT acknowledges that this is a discounted rate based on an anticipated bulk hours on site at premises of CLIENT given the SERVICES outlined in this AGREEMENT. Any portion of an hour will be rounded up to the next highest quarter hour when billed. All hours for travel and transit, locally and nationally, are billable under this AGREEMENT.

          WSA will limit billings and services to no more than ten thousand dollars ($10,000) per month to CLIENT.

          Upon execution of this AGREEMENT, CLIENT shall remit to WSA a retainer (RETAINER) of five thousand dollars ($5,000). Due to the cash position of CLIENT, this RETAINER will be replenished and maintained at WSA's demand so that WSA is continuously drawing against such RETAINER when rendering services to CLIENT. WSA may opt to bill CLIENT for services rendered and maintain the RETAINER amount at the $5,000 level at all times. Upon conclusion of this AGREEMENT, any balance unallocated for services rendered to CLIENT by WSA will be paid back to CLIENT by WSA within ten (10) business days of such conclusion.

          Payment is due upon invoicing by WSA. Payment is to be remitted as per the instructions on each invoice. If WSA is working on site at CLIENT premises, WSA may opt to receive payment directly as opposed to having payment mailed to WSA home offices in New York State. WSA will invoice CLIENT at its discretion but no more than once weekly, and no less than once monthly.

          CLIENT will reimburse WSA for all out-of-pocket expenses incurred in the ordinary course of servicing the CLIENT including air, rail, taxi fare, highway tolls, car rental, parking, hotel, meals, all gratuities for such, photocopies, postage,

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January 6, 2005
Letter of Agreement
Page 2 of 3

         etc.  WSA will endeavor to keep all such expenses to reasonable levels.

         Hotel Accommodations:

          Hotel accommodations are not to exceed two hundred dollars ($200) per night including local tax. In rare cases where WSA exceeds such limit, CLIENT will be billed only up to such limit per night. Due to the extended stay(s) required in the Tampa, Florida region by WSA for the on site work, such other reasonable expenses as may be incurred by WSA for cleaning and laundering, health and fitness clubs, weekend travel, newspapers and publications, etc. may be billed to CLIENT at WSA's discretion. WSA will in all cases endeavor to keep all such expenses to the lowest reasonable level and will negotiate long term rates or seek to get the lowest possible rate for such expenses. WSA will not expense on any out of the ordinary levels for hotel accommodations, nor will it accept the lowest possible level of quality available. All such accommodations must meet the approval of WSA in its sole discretion.

         Administrative Support:

          WSA will bill CLIENT for any WSA administrative support at its offices at the rate of twenty five dollars ($25) per hour for any whole or partial hour. Reimbursement for such expenses is due upon submission by WSA to CLIENT of an expense reimbursement form along with original receipts for all such expenditures.

         Courier Services:

          CLIENT will provide its own account number to be billed directly for any express courier services necessary, whether conveyance originates at CLIENT or at WSA offices for all CLIENT matters.

         Meals:

          Time spent consuming lunch or other meals on or off CLIENT premises will be billable to CLIENT by WSA if CLIENT matters are addressed during such meals.

         Equity:

          Equity in CLIENT will also be granted to WSA at a level to be determined, and granted at the most favorable terms concurrent with any other new share issues of CLIENT or most recent previous new share issuances to date that WSA receives its shares in CLIENT.

4.       On Site Provisions

          CLIENT will furnish the following to WSA for on site work by WSA at CLIENT offices and premises. Appropriate office space with desk, chair, computer, printer, phone, FAX and internet access. Due to the extended stays required to render the SERVICES, WSA may make outgoing and receive incoming correspondence on all above modes on matters not directly related to CLIENT matters. WSA will do so in a manner that such does not materially impact WSA's productivity in rendering SERVICES to CLIENT. However, WSA will not track time in such a detailed manner that such time spent on non-CLIENT matters will be deducted from hours spent at CLIENT premises.

         5.  Termination

          CLIENT cannot terminate this agreement without WSA's approval.

         6.  Indemnification of Liabilities

          CLIENT agrees to defend, indemnify and hold harmless WSA, its officers, directors, principals, agents and employees from and against any and all claims, losses, damages, liabilities, judgments, expenses and costs (including reasonable attorney's fees and expenses) which WSA may incur and/or require based upon the services rendered under this AGREEMENT. This is inclusive for any titles, roles and officer and/or director capacities that Terence F. Leong and/or WSA may assume.

         7.  Governing Law

          This agreement shall be governed and interpreted with the laws of the State of New York, without regard to the conflict of interest principles thereof or the actual domiciles of the parties hereto.

If the terms, conditions, services and method of payment of this agreement are acceptable to XRG Inc., please indicate by executing and dating and sending via facsimile transmission to me at 646-304-7087, and/or executing and dating two copies of this engagement letter and returning one executed and dated copy to me at the following address:

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January 6, 2005
Letter of Agreement
Page 3 of 3

                  Walker Street Associates
                  221 Warren Street
                  Hudson, NY 12534

Sincerely,





Terence F. Leong
President
Walker Street Associates


Signed and accepted by:
XRG Inc.




X
Mr. Kevin P. Brennan                                          Date
President

MTC/ej/339328